EXHIBIT 4.2

AMENDMENT

TO THE

REGISTRATION RIGHTS AGREEMENT

This AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of October 1, 2007, by and among RARE Hospitality International, Inc., a Georgia corporation (the “Company”), and the several initial purchasers (the “Initial Purchasers”) named in Schedule A to the Purchase Agreement (as defined below), for whom Wachovia Capital Markets, LLC is acting as representative (the “Representative”).

RECITALS:

WHEREAS, the Company and the Initial Purchasers had previously entered into the Registration Rights Agreement, dated November 22, 2006 (the “Agreement”), in connection with the sale to the Initial Purchasers by the Company of its 2.50% Convertible Senior Notes due 2026 (the “Notes”) pursuant to the Purchase Agreement, dated as of November 16, 2006 (the “Purchase Agreement”), by and between the Company and the Initial Purchasers (capitalized terms not otherwise defined herein shall have the meaning as set forth in the Agreement); and

WHEREAS, pursuant to the Company’s solicitation of consents to amend the Registration Rights Agreement and the Indenture (as amended and restated on September 18, 2007, the “Consent Solicitation”), the Company has requested, among other things, that the Holders of a majority in principal amount of the outstanding Registrable Securities consent to the Company’s amendment of the Registration Rights Agreement to allow the Company to terminate the Registration Rights Agreement for any reason; and

WHEREAS, such consents have been obtained by the Company, and

WHEREAS, the Company and the Initial Purchasers wish to amend the Agreement to permit the Company to terminate the Agreement for any reason.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree to amend the Agreement by adding a Section 7(l) to the Agreement as follows:

Section 7(l). Termination. Notwithstanding any other provision herein to the contrary, the Company may terminate this Agreement at any time for any reason upon notice to the Holders. Upon such notice, this Agreement shall be terminated and shall have no further force or effect.

[Signatures appear on next page]

Signature Pages to the Amendment to the Registration Rights Agreement

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first written above.

RARE HOSPITALITY INTERNATIONAL, INC.

By:	/s/ W. Douglas Benn
Name:	W. Douglas Benn
Title:	Chief Financial Officer

WACHOVIA CAPITAL MARKETS, LLC
RBC CAPITAL MARKETS CORPORATION

By:	WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Lear Beyer
Name:	Lear Beyer
Title:	Managing Director